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                                                                    EXHIBIT 5.01

                       Marcus A. Sanders, Esq.,
                       33 New Montgomery Street, Suite 290
                       Tel. (415) 777-2220



                                 August 2, 2000

Board of Directors
Wasatch Pharmaceutical, Inc.
714 East 7200 South
Midvale, Utah 84047

     Re: Wasatch Pharmaceutical, Inc.
         Registration Statement on Form S-8

Gentlemen:

        I have been retained by Wasatch Pharmaceutical, Inc. (the "Company") in connection with the registration statement (the "Registration Statement") on Form S-8 to be filed by the Company with the Securities and Exchange Commission relating to the securities of the Company. You have requested that we render our opinion as to whether or not the securities proposed to be issued on the terms set forth in the Registration Statement will be validly issued, fully paid, and nonassessable.

        In connection with that registration, I reviewed the Company's proceedings of the Board of Directors relating to the registration and proposed issuance of securities, the Articles of Incorporation and all amendments thereto, the Bylaws and all amendments thereto, and such other documents and matters as I deemed necessary to the rendering of the following opinion

        Based on the above examination, we are of the opinion that the securities of the Company to be issued pursuant to the Registration Statement are validly authorized and, when issued in accordance with the terms set forth in the Registration Statement, will be validly issued, fully paid, and nonassessable under corporate laws of the state of Utah.

        This opinion is limited in scope to the shares to be issued pursuant to the Registration Statement and does not cover subsequent issuance of shares to be made in the future. Such transactions are required to be included in either a new registration statement or a post-effective amendment to the Registration Statement, including updated opinions concerning the validity of issuance of such shares. I do not find it necessary for the purposes of this opinion to cover, and accordingly I express no opinion as to, the application of the securities or blue sky laws of the various states as to the issuance and sale of the Shares.



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I consent to the use of this opinion in the registration statement filed with the Securities and Exchange Commission in connection with the registration of the Shares and to the reference to my office under the heading "Interests of Named Experts and Counsel" in the registration statement.

        Very truly yours,



        By /s/ Marcus A. Sanders
        ------------------------
        Marcus A. Sanders